Oppenheimer International Value Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 42 (3/28/12) to the Registration Statement of Oppenheimer International Value Fund (the "Registrant"), Accession Number 0000728889-12-000474, which includes an Amendment to the Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.